ARTICLES OF INCORPORATION OF FRIENDLY SKIES, INC.

          WE, THE UNDERSIGNED, in order to form a corporation pursuant to the provisions of the Virgin Islands Code, do hereby certify as follows:

          FIRST:      The name of the corporation is Friendly Skies, Inc.

          SECOND:      The purposes for which the corporation is formed are:

          To act as a foreign sales corporation for purposes of Title 13, Chapter 12 of the Virgin Islands Code. To buy, sell, rent, lease, exchange, let for hire, import, deal and trade in all kinds of articles and things which may be required by said business, or commonly supplied or dealt in by persons engaged in such business, or which may seem capable of being profitably dealt with in connection with the said business.

          To perform services related and subsidiary to the sale or lease of export property, render engineering and architectural services, and to provide export management services.

          To purchase, lease or otherwise acquire and to hold, own, sell, or dispose of real and personal property of all kinds and in particular, lands, buildings, business concerns and undertakings, shares of stock, mortgages, bonds, debentures and other securities, merchandise, book debts and claims, trademarks, trade names, patents and patent rights, copyrights and any interest in real or personal property.

          To borrow money for its corporate purposes, and to make, accept, endorse, execute and issue promissory notes, bonds, debentures or other obligations from time to time for any purpose in or about the business of the company, and, if deemed proper, to secure the payment of any such obligations by mortgage, pledge, deed of trust or otherwise.

          To acquire, and to take over as a going concern and thereafter to carry on the business of any persons, firms or corporations engaged in any business which this corporation is authorized to carry on, and in connection therewith to acquire the good will and all or any of the assets and to assume or otherwise provide for all or any of the liabilities of any such business.

          To sell, manage, lease, mortgage, dispose of or deal with all or any part of the property of the company.

          To carry on business at any place or places within the jurisdiction of the United States, in any possession of the United States, and in any and all foreign countries, and to purchase, hold, mortgage, convey, lease or otherwise dispose of and deal with real and personal property at any such place or places.

          To undertake any other lawful act or activity for which corporations may be organized under the Virgin Islands Code.

          THIRD:      The total number of shares which the corporation is authorized to issue is one thousand (1,000) shares all of which shall be common stock without par value.

          FOURTH:      The minimum amount of capital at the commencement of business shall be one thousand dollars ($1,000.00).

          FIFTH:      The location of the principal office of the corporation shall be 5 Kronprindsens Gade, Charlotte Amalie, St. Thomas, U.S. Virgin Islands and the name of the resident agent in charge thereof is CITCO St. Thomas Inc.

          SIXTH:      The duration of the corporation is unlimited.

          SEVENTH:      The number of directors of the corporation shall be as stated in the by-laws, but in no case shall the number be less than three.

          EIGHTH:      The names and residences of the incorporators are as follows:

                    NAME                                                                      RESIDENCE

                    Ms. Angela Grant                                                     7J Estate Nadir
                                                                                                      St. Thomas, Virgin Islands

                    Ms. Sherna Spencer                                                  Kirwan Terrace Bldg. 20 Apt. 118
                                                                                                      St. Thomas, Virgin Islands

                    Ms. Shauna Spencer                                                 Kirwan Terrace Bldg. 20 Apt. 118
                                                                                                      St. Thomas, Virgin Islands

     NINTH:      The following provisions are included in these Articles of Incorporation for the purpose of regulating the business and the conduct of the affairs of the corporation, provided, however, that nothing herein contained shall deem to authorize the corporation to carry on any business or conduct its affairs in any way contrary to the laws under which the corporation is organized.

          All corporate powers except those which by law expressly require the consent of the shareholders shall be exercised by the Board of Directors.

          The Board of Directors shall have power from time to time to fix and determine and vary the amount of the working capital of the corporation and to direct and determine the use and disposition of any surplus or net profits over and above capital stock paid in, and in its discretion, the Board of Directors may use and apply any such surplus or accumulated profits in purchasing or acquiring bonds or other obligations of the corporation or shares of its own capital stock, to such extent and in such manner and upon such terms as the Board of Directors shall deem expedient.

          Election of directors need not be by ballot. Meetings of the Board of Directors may be held either within or without the Virgin Islands.

          Subject always to by-laws made by the shareholders, the Board of Directors may make by-laws and from time to time may alter, amend or repeal any by-laws, but any by-laws made by the Board of Directors may be altered or repealed by the shareholders.

     IN WITNESS WHEREOF, we have executed these Articles of Incorporation in triplicate this 3rd day of May, 1995.

/s/ Angela Grant Ms. Angela Grant /s/ Sherna Spencer Ms. Sherna Spencer /s/ Shauna Spencer Ms. Shauna Spencer

TERRITORY OF THE VIRGIN ISLANDS)                       )
                                                                                              )
                                                                                              ) ss:
JUDICIAL DISTRICT OF ST.THOMAS AND ST. JOHN)

          BE IT REMEMBERED that on this 3rd day of May, 1995, personally came before me, a Notary Public in and for the Territory aforesaid, Ms. Angela Grant, Ms. Sherna Spencer, and Ms. Shauna Spencer, parties to the foregoing Articles of Incorporation, known to me personally to be such, and severally acknowledged the said certificate to be the acts and deed of the signers respectively, and that the facts therein stated are truly set forth.

          Given under my hand and seal of office the day and year aforesaid.

/s/ Terri Todman Notary Public